Artisan Partners Asset Management Inc. Reports September 2014 Assets Under Management
Milwaukee, WI - October 9, 2014 - Artisan Partners Asset Management Inc. (NYSE: APAM) today reported that its assets under management (AUM) as of September 30, 2014 totaled $106.2 billion. Separate accounts accounted for $45.3 billion of total firm AUM, while Artisan Funds and Artisan Global Funds accounted for $60.9 billion.

ASSETS UNDER MANAGEMENT BY STRATEGY

As of September 30, 2014 - ($ Millions)
Global Equity Team
Non-U.S. Growth	28,069
Non-U.S. Small-Cap Growth	1,413
Global Equity	653
Global Small-Cap Growth	166

U.S. Value Team
U.S. Mid-Cap Value	14,627
U.S. Small-Cap Value	2,852
Value Equity	2,067

Growth Team
U.S. Mid-Cap Growth	16,094
U.S. Small-Cap Growth	2,624
Global Opportunities	4,127

Global Value Team
Non-U.S. Value	17,046
Global Value	14,977

Emerging Markets Team
Emerging Markets	984

Credit Team
High Income	505
Firm Total	$106,246	[1]

[1]Includes an additional $42.1 million in assets managed in a portfolio not currently made available to outside investors to evaluate its potential viability as a strategy to be offered to clients.
ABOUT ARTISAN PARTNERS
Artisan Partners is an independent investment management firm focused on providing high value-added, active investment strategies to sophisticated clients globally. Since 1994, the firm has been committed to attracting experienced, disciplined investment professionals to manage client assets. Artisan Partners has six autonomous investment teams that oversee fourteen distinct U.S., non-U.S. and global investment strategies. Each strategy is offered through multiple investment vehicles to accommodate a broad range of client mandates. The firm’s principal offices are located in Milwaukee, San Francisco, Atlanta, New York, Kansas City and London.

Source: Artisan Partners Asset Management Inc.

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